Exhibit 3.10

State of Delaware Secretary of State Division of Corporations Delivered 08:17 PM 08/26/2005 FILED 08:17 PM 08/26/2005 SRV 050708117 – 4021988 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First:	The name of this Corporation is “Kennedy Wilson Overseas Investments, Inc.”.

Second:	Its registered office in the State of Delaware is to be located at 1220 N. Market Street, Suite 806, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is Unger Corporate Services, Inc.

Third:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:	The amount of the total stock of this corporation is authorized to issue is 1,000 shares with no (0) par value.

Fifth:	The name and mailing address of the incorporator are as follows:

	Name:	Kent Y. Mouton, Esq.
	Mailing Address	Kulik, Gottesman, Mouton & Siegel, LLP
15303 Ventura Boulevard, Suite 1400
Sherman Oaks, California 91403

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of August, A.D. 2005.

BY:	/s/ Kent Mouton
(Incorporator)

NAME:	Kent Y. Mouton
(type or print)